Exhibit 99.5

AMENDMENT

dated as of

April 17, 2014

to the

VRDP SHARES PURCHASE AGREEMENT

dated as of

June 30, 2011

between

THE BANK OF NEW YORK MELLON,
as Tender and Paying Agent

and

BANK OF AMERICA, N.A.,
as Liquidity Provider

BlackRock MuniHoldings New York Quality Fund, Inc.
Series W-7 Variable Rate Demand Preferred Shares

AMENDMENT
TO THE
VRDP SHARES PURCHASE AGREEMENT

AMENDMENT TO THE VRDP SHARES PURCHASE AGREEMENT dated as of April 17, 2014 (this “Amendment”)

BETWEEN:

(1)	THE BANK OF NEW YORK MELLON, a New York banking corporation, including its successors and assigns, as tender and paying agent, (the “Tender and Paying Agent”); and

(2)	BANK OF AMERICA, N.A., a national banking association, as liquidity provider, (the “Liquidity Provider”).

WHEREAS:

BlackRock MuniHoldings New York Quality Fund, Inc. (the “Fund”) issued pursuant to its Articles Supplementary Establishing and Fixing the Rights of VRDP Shares, dated June 28, 2011, as the same may be amended from time to time (the “Articles Supplementary”) its Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”);

In connection with the issuance of the VRDP Shares, the Tender and Paying Agent and the Liquidity Provider entered into a VRDP Shares Purchase Agreement, dated as of June 30, 2011 (the “VRDP Shares Purchase Agreement”);

The Fund has determined to designate a Special Rate Period for the VRDP Shares pursuant to, and in accordance with, the Articles Supplementary.  The Special Rate Period will commence on April 17, 2014 and end on April 19, 2017 or such later date to which it may be extended in accordance with the terms set forth under “Additional Provisions Relating to the Termination of Special Rate Period” in the Notice of Special Rate Period attached hereto as Exhibit A (the “Notice of Special Rate Period”).  All references in this Amendment to the “Special Rate Period” shall be to such Special Rate Period; and

The Liquidity Provider wishes to modify, and the Fund has consented to the Tender and Paying Agent entering into this Amendment, for the purposes of modifying, certain provisions of the VRDP Shares Purchase Agreement in connection with the designation of the Special Rate Period.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
MODIFICATIONS TO THE VRDP SHARES PURCHASE AGREEMENT

Section 1.01             Definitions

Any capitalized terms used in this Amendment but not defined herein shall have the meanings given to such capitalized terms in the VRDP Shares Purchase Agreement.  The following defined terms shall apply to the VRDP Shares Purchase Agreement only during the Special Rate Period:
“Initial Extended Termination Date” and “Special Rate Period Commencement Date” shall have the meaning given to such terms in the Notice of Special Rate Period.

Section 1.02             Extension of Scheduled Termination Date

Effective as of the Special Rate Period Commencement Date, the Scheduled Termination Date will be extended to the Initial Extended Termination Date and the Initial Extended Termination Date will constitute the Scheduled Termination Date.

Section 1.03            Optional and Mandatory Tenders

(a)            During the Special Rate Period, Beneficial Owners and Holders shall not have the right to tender their VRDP Shares for Remarketing pursuant to an Optional Tender.

(b)            During the Special Rate Period, there shall be no Mandatory Tender Events or Mandatory Tenders or any consequences or penalties as a result of there being no Mandatory Tender Events or Mandatory Tenders.

Section 1.04             The Notice of Special Rate Period and Ambiguities

(a)            During the Special Rate Period, the terms and provisions of the Notice of Special Rate Period shall be deemed a part of the Articles Supplementary.

(b)            In the event of any conflict between the terms of the Notice of Special Rate Period and the terms of the VRDP Shares Purchase Agreement (as amended by this Amendment) or the Related Documents (as amended by any amendments thereto), the terms of the Notice of Special Rate Period shall govern.

ARTICLE II
MISCELLANEOUS
SECTION 2.01                 Successors and Assigns.

The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party hereto may assign or otherwise transfer any of its rights under this Amendment, by operation of law or otherwise, without the prior written consent of the other party.  Any assignment without such prior written consent shall be void.

SECTION 2.02                  Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 2.03      Waiver of Jury Trial.

THE TENDER AND PAYING AGENT AND THE LIQUIDITY PROVIDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT.

SECTION 2.04     Counterparts.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 2.05     Beneficiaries.

This Amendment is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder, except that the agreement of the Liquidity Provider to purchase VRDP Shares in accordance with the terms and conditions of the VRDP Purchase Agreement as amended hereby is made for the benefit of the Holders and Beneficial Owners from time to time of the VRDP Shares and shall be directly enforceable by the Holders or Beneficial Owners against the Liquidity Provider.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

THE BANK OF NEW YORK MELLON,
as Tender and Paying Agent

By:	/s/ Glenn Mckeever
Name: Glenn Mckeever
Title: Vice President

BANK OF AMERICA, N.A.,
as Liquidity Provider

By:	/s/ James Nacos
Name: James Nacos
Title: Authorized Signatory

Signature Page to the Amendment to the MHN Purchase Agreement

EXHIBIT A

NOTICE OF SPECIAL RATE PERIOD

[On File]